AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of the 27th day of September, 2007, by and among SINO-AMERICAN DEVELOPMENT CORPORATION, a Nevada corporation (“SOAM”), SINO-AMERICAN HOLDINGS, INC., a Nevada corporation (“Sino Holdings”), Fang Zhong, Hu Min, Fang Wei Jun and Fang Hui (represented by attorney-in-fact Fang Zhong) (collectively, the “Principals”) and the stockholders of SOAM listed on Schedule A hereto (collectively, the “Stockholders”).

WHEREAS, the Stockholders purchased 25,005,042 shares from the Principals on December 11, 2006 pursuant to a Stock Purchase Agreement dated December 11, 2006, and under the above-mentioned Stock Purchase Agreement, the Stockholders agreed that the subsidiary would be separated and spun off from SOAM;

WHEREAS, on December 11, 2006, the Stockholder purchased an additional 12,505,000 shares of newly issued shares of common stock from SOAM pursuant to a Stock Purchase Agreement dated December 11, 2006;

WHEREAS, SOAM conducted a 17-for-1 reverse stock split which became effective on January 11, 2007;

WHEREAS, after giving effect to the reverse stock split, the Stockholders held an aggregate of 2,206,494 shares of common stock of SOAM, representing approximately 91.7% of the issued and outstanding shares of common stock of SOAM;

WHEREAS, Sino Holdings is a corporation duly organized and existing under the laws of the State of Nevada, having been incorporated on June 25, 2007 for purposes of effecting the Spin-off, and is a wholly-owned subsidiary of SOAM, a corporation organized and existing under the laws of the State of Nevada;

WHEREAS, the respective Boards of Directors of Sino Holdings and SOAM deem it advisable and in the best interests of the respective entities and their respective stockholders that Sino Holdings be separated and spun off from SOAM pursuant to this Agreement and the applicable provisions of the laws of the State of Nevada, such transaction sometimes being herein called the “Spin-off”;

WHEREAS, the Board of Directors of SOAM has approved and selected a record date of September 28, 2007 (“Record Date”), and the holders of shares of SOAM on such Record Date shall be eligible to receive shares in the Spin-off.

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE I

THE SPINOFF

1.1  Delivery of Agreement.  On or before the Closing Date (as defined below), SOAM, Sino Holdings, and the other parties hereto will this Agreement to be signed, verified and delivered.  SOAM shall take all action necessary to make the Spin-off effective under Nevada law as of the time set forth in Section 1.2.

1.2  Effective Time of the Spin-off.  The “Effective Time of the Spin-off” shall be at 5:00 Pacific Time on September 28, 2007.  At the Effective Time of the Spin-off, all shares of Sino Holdings shall be distributed to the stockholders of SOAM, in accordance with this Agreement, and SOAM shall no longer hold an ownership interest in the securities of Sino Holdings.

1.3  No Change to Articles of Incorporation, Bylaws.  At the Effective Time of the Spin-off:

(a)  There shall be no change to the Articles of Incorporation of SOAM or Sino Holdings as in effect prior to the Closing Date;

(b)  There shall be no change to the Bylaws of SOAM or Sino Holdings as in effect prior to the Closing Date.

1.4  Changes in Boards of Directors and Officers.

(a)  Upon the Effective Time of the Spin-off, the following persons shall resign as directors of SOAM:

(i)  Fang Zhong

(ii)  Hu Min

(iii)  Fang Wei Jun

(iv)  Fang Wei Feng

(b)  Upon the Effective Time of the Spin-off, Silas Phillips shall be appointed as the sole director of SOAM.

AGREEMENT AND PLAN OF REORGANIZATION

(c)  Upon the Effective Time of the Spin-off, Mr. Fang Zhong shall resign as the Principal Executive Officer and Principal Accounting Officer of SOAM, and the sole remaining officers of SOAM shall be as follows:

Silas Phillips                            President, Chief Financial Officer
      and Secretary

(d)  Upon the Effective Time of the Spin-off, the board of directors of Sino Holdings shall continue to consist of the following persons:

Fang Zhong
Hu Min
Fang Wei Jun
Fang Wei Feng

(e)  Upon the Effective Time of the Spin-off, the officers of Sino Holdings shall be as follows, and shall serve, subject to the provisions of the Articles of Incorporation and Bylaws of Sino Holdings, until such officer’s successor is duly elected and qualified:

      Fang Zhong          Chief Executive Officer, President,
      Chairman of the Board, Chief Financial Officer
      Treasurer and Secretary

1.5  Certain Information With Respect to the Capital Stock of SOAM and Sino Holdings.  The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of SOAM and Sino Holdings as of the date of this Agreement are as follows:

(a)  As of the date of this Agreement, SOAM has 2,408,000 shares of common stock, $0.001 par value per share issued and outstanding (the “SOAM Common Stock”);

(b)  As of the date of this Agreement, Sino Holdings has 2,408,000 shares of common stock, $0.001 par value per share issued and outstanding (the “Sino Holdings Common Stock”), and 100% of the shares of Sino Holdings Common Stock is held by SOAM.

1.6  Effect of Spin-off.  At the Effective Time of the Spin-off, the effect of the Spin-off shall be as provided in the applicable provisions of the General Corporation Law of the State of Nevada.  Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Sino Holdings shall continue unaffected and unimpaired by the Spin-off.  At the Effective Time of the Spin-off:

AGREEMENT AND PLAN OF REORGANIZATION

(a)  All of the shares of common stock of Town House Land Limited, a Hong Kong corporation, which also constitutes 100% of the issued and outstanding shares of capital stock of Town House Land Limited, shall be transferred by SOAM to Sino Holdings, and Sino Holdings shall be deemed for all purposes the successor-in-interest of the business which prior to the Closing Date was operated under the subsidiaries of SOAM;

(b)  For each one (1) share of SOAM Common Stock held by a SOAM stockholder on the Record Date, such stockholder shall be entitled to receive one (1) share of Sino Holdings in the Spin-off;

(c)  SOAM shall no longer hold any shares of Sino Holdings;

(d)  The holders of SOAM Common Stock on the Record Date shall collectively own 100% of the issued and outstanding shares of Sino Holdings;

(e)  The Stockholders shall (i) immediately transfer 1,470,906 shares of Sino Holdings Common Stock received by them in the Spin-off to the Principals pursuant to Section 2.2 of this Agreement, and (ii) immediately transfer 735,588 shares of Sino Holdings Common Stock received by them in the Spin-off to Sino Holdings for cancellation pursuant to Section 2.3 of this Agreement.

ARTICLE II

TRANSFER AND DELIVERY OF SHARE CERTIFICATES; SHARE CANCELLATION

2.1  Distribution of Sino Holdings Shares.  At or after the Effective Time of the Spin-off and at the Closing:

(a)  SOAM shall cause a list of record and beneficial stockholders of SOAM to be generated as of the Record Date;

(b)  Sino Holdings shall cause its stockholder ledger to be immediately updated to reflect the new holders of Sino Holdings common stock as a result of the Spin-off, which ledger shall be reviewed, inspected and certified by the officers of Sino Holdings.

(c)  Based upon and in reliance on the updated share ledger of Sino Holdings, Sino Holdings shall accept delivery of 100% of the shares of common stock held by SOAM represented by a single stock certificate, which certificate shall be cancelled, and the shares represented thereby shall be distributed to the stockholders of SOAM such that each stockholder of SOAM shall receive one (1) share of common stock of Sino Holdings for each one (1) share of common stock of SOAM held by such stockholder on the Record Date.

AGREEMENT AND PLAN OF REORGANIZATION

(d)  Sino Holdings shall cause its stockholder ledger to be immediately updated to reflect the new holders of Sino Holdings common stock as a result of the Spin-off, which ledger shall be reviewed, inspected and certified by the officers of Sino Holdings.

(e)  Share certificates representing shares of Sino Holdings to be distributed to the SOAM stockholders shall be mailed to the SOAM stockholders to their addresses as set forth in the stockholder records of SOAM, or alternatively if no share certificates are prepared and issued, Sino Holdings shall prepare letters to stockholders setting forth the number of shares held by such stockholder.

2.2  Transfer of Certain Shares.  On the Closing Date and immediately following the Effective Time of the Spin-off, the Stockholders agree that 1,470,906 shares of common stock of Sino Holdings received by the Stockholders in the Spin-off shall be immediately transferred to the Principals, in the amounts set forth opposite the names of each of the Principals on Schedule B.  The Stockholders agree to execute and deliver any documents reasonably requested by counsel to SOAM to effect such transfer, including originally executed stock powers.  The parties agree that the Sino Holdings shares, for purposes of this Section 2.2 shall be deemed fungible and that the Stockholders may transfer their shares to any one or more of the Principals, so long as the aggregate number of shares transferred to each of the Principals is equal to the quantities set forth on Schedule B.

2.3  Share Cancellation.    On the Closing Date and immediately following the Effective Time of the Spin-off, the Stockholders agree that 735,588 shares of Sino Holdings Common Stock received by the Stockholders in the Spin-off shall be immediately transferred to Sino Holdings, for cancellation.  The Stockholders agree to execute and deliver any documents reasonably requested by Sino Holdings to effect such transfer and cancellation, including originally executed stock powers.   Sino Holdings hereby agrees that the shares of Sino Holdings Common Stock delivered to it by the Stockholders for cancellation pursuant to this Section 2.3 shall be cancelled immediately on the Closing Date, and such cancellation shall be immediately reflected on the share ledger of Sino Holdings.

AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE III

CLOSING

3.1  On September 28, 2007, or such other date as the parties hereto may agree (the “Closing Date”), the parties shall take all actions necessary (i) to effect the Spin-off and (ii) to effect the conversion and delivery of securities referred to in Article II (the “Closing”).  The Closing shall take place at the offices of SOAM, unless another place is agreed to in writing by the parties.  On the Closing Date the parties hereto shall perform all of their respective obligations in connection with all other transactions contemplated by this Agreement, to occur at or upon the Closing, including delivery of the following items:

(a)  SOAM, Sino Holdings, the Principals and the Stockholders shall each deliver an executed counterpart of this Agreement;

(b)  SOAM shall deliver a share certificate representing 100% of its interest in Town House Land Limited to Sino Holdings, with an originally executed stock power endorsed to Sino Holdings;

(c)  SOAM shall deliver the minute book of Sino Holdings to the officers of Sino Holdings, including the definitive share ledger of Sino Holdings as of the Closing Date;

(d)  The Stockholders shall deliver executed stock powers to accompany the share certificates of Sino Holdings common stock distributed to them, assigning their interests in such Sino Holdings common stock to the Principals and to Sino Holdings pursuant to Section 2.2 and 2.3 of this Agreement, respectively;

(e)  Sino Holdings shall cause its share ledger, and other books and records of the company as necessary, shall immediately reflect the cancellation of shares of Sino Holdings delivered by the Stockholders to Sino Holdings pursuant to Section 2.3;

(f)  Mr. Fang Zhong shall deliver his letter of resignation to SOAM, resigning from his position as Principal Executive Officer and Principal Accounting Officer of SOAM, effective on the Closing Date.

AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
    4.1  SOAM hereby represents and warrants that all of the following representations and warranties set forth in this Section 4.1 shall be true and correct at the time of the Closing:

(a)  Authorization.  This Agreement has been duly executed and delivered by SOAM and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedy of specific performance, injunctive relief and other equitable remedies are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the “Equitable Exceptions”).  SOAM has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby.

(b)  Organization, Existence and Good Standing of the Company.  SOAM is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, to lease and to operate its properties and to carry on its business as now being conducted.  SOAM is duly qualified or licensed as a foreign corporation or other applicable entity and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

(c)  Capital Stock of SOAM.  The authorized capital stock of SOAM consists of 150,000,000 shares of common stock, par value $0.001, and no shares of preferred stock, of which a total of 2,408,000 shares of common stock are issued and outstanding as of the date hereof.  All of the shares of SOAM’s issued Common Stock have been validly issued and are fully paid and nonassessable, and no holder thereof is entitled to any preemptive rights, statutory or otherwise.  There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating SOAM to issue any shares of capital stock or other securities or to purchase, to redeem or otherwise to acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof.

(d)  Subsidiaries.  Except for Sino Holdings and Town House Land Limited (and the subsidiaries of such entity), SOAM does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is SOAM, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other non-corporate entity.

AGREEMENT AND PLAN OF REORGANIZATION

4.2  Sino Holdings hereby represents and warrants that all of the following representations and warranties set forth in this Section 4.2 shall be true and correct at the time of the Closing:

(a)  Due Organization.  Sino Holdings is duly organized, validly existing and in good standing under the laws of the State of Nevada, as applicable, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

(b)  Sino Holdings Common Stock.  The Sino Holdings Common Stock to be delivered to the stockholders of SOAM at the Closing shall constitute valid and legally issued shares of Sino Holdings Common Stock, fully paid and nonassessable, and (a) will be owned free and clear of all Liens created by Sino Holdings and (b) except as described in this Agreement, will be legally equivalent in all respects to the Sino Holdings Common Stock issued and outstanding as of the date hereof.

(c)  Validity of Obligations.  The execution and delivery of this Agreement by Sino Holdings and the performance by Sino Holdings of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Sino Holdings, and this Agreement and the transaction contemplated hereby been duly and validly authorized by all necessary corporate action, duly executed and delivered at or prior to the Closing and shall be the legal, valid and binding obligations of each of Sino Holdings to the extent that it is a party hereto, enforceable against Sino Holdings in accordance with their respective terms, subject to the Equitable Exceptions.

(d)  Authorization.  The representatives of Sino Holdings executing this Agreement have the corporate authority to enter into and to bind Sino Holdings to the terms of this Agreement.  Sino Holdings has the full legal right, power and authority to enter into this Agreement and conduct the Spin-off.

(e)  Capital Stock of Sino Holdings.  The authorized capital stock of Sino Holdings consists of 150,000,000 shares of common stock, par value $0.001, and no shares of preferred stock, of which a total of 2,408,000 shares of common stock are issued and outstanding as of the date hereof.  All of the shares of Sino Holdings Common Stock have been validly issued and are fully paid and nonassessable, and are held of record by SOAM.  Neither SOAM nor any other person is entitled to any preemptive rights, statutory or otherwise.  There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating Sino Holdings to issue any shares of capital stock or other securities or to purchase, to redeem or otherwise to acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof.

AGREEMENT AND PLAN OF REORGANIZATION

4.3  The Principals hereby represent and warrant, jointly and severally, that all of the following representations and warranties set forth in this Section 4.3 shall be true and correct at the time of the Closing:

(a)  Sino Holdings Representation and Warranties.   To the best of our knowledge, and in our capacity as members of the board of directors and management of SOAM and Sino Holdings, the representations and warranties made by SOAM and Sino Holdings in Sections 4.1 and 4.2 are true and correct.

(b)  Validity of Obligations.  The execution and delivery of this Agreement by the Principals and the performance by the Principals of the transactions contemplated herein have been duly and validly authorized, and this Agreement and the transaction contemplated hereby been duly and validly authorized by all necessary action, duly executed and delivered at or prior to the Closing and shall be the legal, valid and binding obligations of each of the Principals to the extent that it is a party hereto, enforceable against each Principal in accordance with their respective terms, subject to the Equitable Exceptions.

(c)  Noncontravention.  Neither the execution and the delivery of any Transaction Document, nor the consummation of the transactions contemplated thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Company or Subsidiary is subject or any provision of the charter or bylaws of the Company or Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Company or Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  To the knowledge of the Company, and other than in connection with the provisions of the Nevada Revised Statutes, the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, neither the Company nor Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by the Transaction Documents.

AGREEMENT AND PLAN OF REORGANIZATION

(d)  Subsidiaries.   After giving effect to the Spin-Off, SOAM will have no subsidiaries.  SOAM’s Board of Directors has approved the Spin-Off of Sino Holdings to its stockholders and in connection therewith has declared a dividend of all of the issued and outstanding stock of Sino Holdings payable to the SOAM stockholders of record as of September 28, 2007.  The distribution of stock certificates representing the Sino Holdings Stock shall be completed and the dividend paid within sixty (60) days following the Closing Date.  Other than its ownership of Sino Holdings, SOAM has no assets.  As of the date hereof and the Closing Date, no person or entity has any lien, security interest or claim against SOAM’s assets, whether now existing or hereafter acquired.

(e)  Litigation.  There is no action, suit, proceeding, or claim, pending or to the knowledge of the Principals, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or to the knowledge of the Principals, threatened, against SOAM or Sino Holdings, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against SOAM or Sino Holdings.

(f)  Material Adverse Change.  Since December 31, 2006 and up to Closing Date, other than the actions contemplated in this Agreement prior to Closing, there has been no material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of SOAM or Sino Holdings, except as disclosed in the financial statements of SOAM as filed with the SEC during such period.

(g)  Taxes.  SOAM has timely and accurately filed, or caused to be timely and accurately filed, all tax returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established and which are being contested in good faith. There are no claims or assessments pending against SOAM for any alleged deficiency in any tax, there are no pending or, to the knowledge of the Principals, threatened audits or investigations for or relating to any liability in respect of any taxes, and SOAM or the Principals has not been notified in writing of any proposed tax claims or assessments against SOAM (other than in each case, claims or assessments for which adequate reserves have been established and which are being contested in good faith).  SOAM has not executed any waivers or extensions of any applicable statute of limitations to assess any amount of taxes.  There are no outstanding requests by SOAM for any extension of time within which to file any tax return or within which to pay any amounts of taxes shown to be due on any tax return.  To the knowledge of the Principals, there are no liens for taxes on the assets of SOAM except for statutory liens for current taxes not yet due and payable.  There are no outstanding powers of attorney enabling any party to represent SOAM with respect to taxes.  Other than with respect to SOAM, SOAM or Sino Holdings are not liable for taxes of any other person or entity, or is not currently under any contractual obligation to indemnify any person or entity with respect to any amounts of taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by SOAM or Sino Holdings with respect to any amounts of taxes.

AGREEMENT AND PLAN OF REORGANIZATION

(h)  Financial Statements and SEC Filings.

(i)  The consolidated financial statements (hereinafter referred to collectively as the “Audited Financial Statements”) of SOAM and its consolidated subsidiaries contained in its Forms 10-KSB with respect to the fiscal years ended December 31, 2006, 2005 and 2004, are true and correct and have been prepared in conformity with GAAP consistently applied throughout the periods to which such financial statements relate.  The Audited Financial Statements fairly present, in all material respects in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of SOAM, at the dates shown and for the periods therein specified.  The balance sheet constituting a part of the Audited Financial Statements fairly present in all material respects all consolidated liabilities of SOAM, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof.

(ii)  The consolidated financial statements (hereinafter referred to as the “Interim Financial Statements” and, together with the Audited Financial Statements, herein referred to as the “Historical Financial Statements”) of the Company and its consolidated subsidiaries contained in its Forms 10-QSB with respect to the quarters ending March 31, 2007 and June 30, 2007 are true and correct and have been prepared in conformity with GAAP consistently applied throughout the periods to which such financial statements relate.  The Interim Financial Statements fairly present in all material respects in conformity with such principles so applied, the consolidated financial position and results of operations and cash flows of SOAM, on a consolidated basis, at the dates shown and for the periods therein specified.  The balance sheets constituting a part of the Interim Financial Statements fairly present, in all material respects, all liabilities of SOAM, on a consolidated basis of the types normally reflected in balance sheets as and at the respective date thereof.

AGREEMENT AND PLAN OF REORGANIZATION

(iii)  SOAM is a reporting company registered under Section 12(g) of the Exchange Act.  All such required forms, reports and documents (including those that SOAM may file subsequent to the date hereof) are referred to herein as the “SEC Reports.”  As of the Closing Date, none of the SEC Reports are under review nor are they the subject of comment letters which have not been resolved.  As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the principal executive officer of the Company and the principal financial officer of the Company (as defined under the Sarbanes-Oxley Act of 2002), or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable, has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports pursuant to the Exchange Act, when applicable, and the content of such certifications were true and correct when made.

(iv)  There has never been any stop order issued or, to the knowledge of the Principals, any administrative investigation or proceeding undertaken by the SEC with respect to SOAM and its directors and officers.

(i)  Undisclosed Liabilities.  Except otherwise disclosed in this Agreement or disclosed in SOAM’s historical financial statements, SOAM does not have any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a material adverse effect, or any unrealized or anticipated losses from any unfavorable commitments, other than those which, individually or in the aggregate, would not have a material adverse effect.

(j)  Broker’s Fees.  The Principals are not parties to any advisory, finder’s or broker’s agreement with respect to transactions contemplated by this Agreement.

(k)  Compliance with Law.  SOAM and Sino Holdings are in material compliance with all laws, ordinances and governmental rules and regulations, whether foreign, federal, state or local, to which SOAM and Sino Holdings are subject.

(l)  No Liabilities.  Upon Closing and execution and delivery of the Agreement, SOAM will have no liabilities whatsoever.

AGREEMENT AND PLAN OF REORGANIZATION

(m)  Material Misstatements and Omissions.  As of the Closing Date, the representations and warranties of the Principals do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

(n)  Ownership.  Prior to the Spin-off, SOAM will own all of the outstanding stock of Sino Holdings.  At all times prior to the Spin-off, no person other than SOAM has owned, or will own, any of the outstanding stock of Sino Holdings.

(i)           Sino Holdings was formed by SOAM solely for the purpose of engaging in the transaction contemplated by the Agreement.

(ii)           There were not as of the date of the Agreement, and there will not be at the Closing Date, any outstanding or authorized options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character that Sino Holdings is a party to, or may be bound by, and that require Sino Holdings to issue, to transfer, to sell, to purchase, to redeem or to acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

(iii)           As of the date of this Agreement and the Closing Date, except for obligations or liabilities incurred in connection with (A) its incorporation or organization and (B) the transactions contemplated thereby and in this Agreement, Sino Holdings has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

(iv)           Prior to the Closing Date, Sino Holdings did not own any asset other than an amount of cash necessary to incorporate Sino Holdings and to pay the expenses of the Spin-off attributable to Sino Holdings and such assets as were necessary to perform its obligations under this Agreement.

(o)  Inter-corporate Indebtedness.  There is no inter-corporate indebtedness existing between Sino Holdings and SOAM or between SOAM and any other subsidiary that was issued, acquired or will be settled at a discount.

(p)  Not an Investment Company.  Neither Sino Holdings nor Sino Holdings is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

AGREEMENT AND PLAN OF REORGANIZATION

4.4  The Stockholders hereby represent and warrant, jointly and severally, that all of the following representations and warranties set forth in this Section 4.4 shall be true and correct at the time of the Closing:

(a)  Validity of Obligations.  The execution and delivery of this Agreement by the Stockholders and the performance by the Stockholders of the transactions contemplated herein have been duly and validly authorized by them, and this Agreement and the transaction contemplated hereby been duly and validly authorized by all necessary action, duly executed and delivered at or prior to the Closing and shall be the legal, valid and binding obligations of each of the Stockholders to the extent that it is a party hereto, enforceable against each Stockholder in accordance with their respective terms, subject to the Equitable Exceptions.

ARTICLE V

COVENANTS OF THE PARTIES

5.1  Cooperation.  The Principals, the Stockholders, SOAM and Sino Holdings shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.  Sino Holdings and the Principals will cooperate and use its reasonable efforts to have the present officers, directors and employees thereof cooperate with SOAM on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, securities filing obligations, responses to SEC or other governmental inquiries, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

5.2  Post-Closing Actions.  After the Closing Date, Sino Holdings agrees to undertake all appropriate actions to provide its stockholders with information and documentation to which such stockholders are entitled in accordance with its bylaws, Articles of Incorporation, and Nevada corporation law.

5.3  SOAM Annual Report for 2007.  After the closing date, Sino Holdings agrees to provide any and all documentation and information reasonably requested by SOAM as needed in order to prepare and file its Annual Report on Form 10-KSB for the year ended December 31, 2007, including but not limited to books, records, ledgers, accounts, financial databases, and other accounting data.  Sino Holdings further agrees and covenants that all such information furnished to SOAM shall not contain any untrue statement of a material fact and shall not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading, and that any loss as a result of the violation of the foregoing covenant shall be an indemnifiable loss under Article VI hereof.

AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE VI

INDEMNIFICATION

The Principals and Sino Holdings each make the following covenants that are applicable to them, respectively.

6.1  SOAM Losses.  The Principals and Sino Holdings each hereby jointly and severally agree to indemnify SOAM for any losses borne by SOAM as a result of (i) any representation or warranty made by the Principals or Sino Holdings in or pursuant to this Agreement being untrue or incorrect in any respect and without any regard to any “materiality,” “material adverse effect,” “substantial compliance” or similar exception or qualifier, (ii) any losses resulting from the gross negligence or willful misconduct of the Principals from December 11, 2006 through the Closing Date, (iii) any failure by Sino Holdings or the Principals to observe or to perform its covenants and agreements set forth in this Agreement or in any other agreement or document executed by it in connection with the transactions contemplated hereby, (iv) any liability for taxes claimed or asserted by any taxing authority, relating to conduct of the business of SOAM prior to the Closing Date, (v) any non-compliance with applicable laws by SOAM prior to the Closing Date.  For purposes of this Agreement and this Article VI, “losses” shall include any damage, loss, injury, claims of actions, costs, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and other fees and penalties payable by SOAM and its successors and assigns, which are suffered or incurred by them (regardless of whether such losses relate to any third party claim), directly or indirectly, arising or resulting from or connected with any action (or lack of action) or decision of SOAM or its executive officers and directors.

6.2  Indemnification for Certain Tax Matters.  The Principals shall indemnify, defend and hold harmless SOAM and the Stockholders from and against all tax liabilities and related losses of Sino Holdings or the Principals incurred or accrued prior to the Effective Date, and the liability of Sino Holdings or the Principals with respect to all taxes, including interest and additions to taxes, resulting from the Spin-off under this Agreement.

6.3  Indemnified Parties.  With respect to SOAM losses and the matters described in this Article VI, each of the Principals and Sino Holdings shall be the “Indemnifying Party” and SOAM and the Stockholders and their respective directors, officers, employees, representatives, agents and attorneys shall be the “Indemnified Party.”

AGREEMENT AND PLAN OF REORGANIZATION

6.4  Right to Defend.  Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnified Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, with the costs and expenses of such defense to be borne by the Indemnifying Party, and the Indemnifying Party must cooperate in any such defense or other action.  The Indemnifying Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnified Party shall be entitled to control the defense unless otherwise determined by the Indemnified Party or if the Indemnified Party fails to assume defense of the matter. If the Indemnified Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, then the Indemnifying Party shall have the right, but not the obligation, thereafter to defend, to contest or otherwise to protect against the same and make any compromise or settlement thereof, and shall pay all costs thereof including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnifying Party must send a written notice to the Indemnified Party of any such proposed settlement or compromise, which settlement or compromise the Indemnified Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice.  Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise.  The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, however, that, if the Indemnifying Party has assumed the defense from the Indemnified Party upon the election of the Indemnified Party, then the Indemnified Party waives any right to indemnity therefor.  If the Indemnifying Party undertakes the defense of such matters upon the election of the Indemnified Party, then the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

ARTICLE VII

GENERAL

7.1  Survival of Covenants, Agreements, Representations and Warranties.

(a)  Covenants and Agreements.  All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

(b)  Representations and Warranties.  All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of three (3) years after the Closing Date.

AGREEMENT AND PLAN OF REORGANIZATION

(c)  Claims Made Prior to Expiration.  Notwithstanding the foregoing survival period, the termination of the survival period shall not affect the rights of an Indemnified Party in respect of any claim made by any party with specificity, in good faith and in writing to the Indemnifying Party prior to the expiration of the applicable survival period.

7.2  Successors and Assigns.  This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of SOAM and Sino Holdings, and the heirs and legal representatives of the Principals and Stockholders.

7.3  Entire Agreement.  This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Principals, the Stockholders, Sino Holdings and SOAM, and supersede any prior agreement and understanding relating to the subject matter of this Agreement.  This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms, and this Agreement and the Schedules hereto may be modified or amended only by a written instrument executed by the parties, acting through their respective officers, duly authorized by their respective Boards of Directors (as applicable).

7.4  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

7.5  Expenses.   Each party to this Agreement shall bear its own expenses with respect to the negotiation, drafting, execution, delivery and performance of this Agreement.

AGREEMENT AND PLAN OF REORGANIZATION

7.6  Notices.  All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party or (c) sending a facsimile of the same with electronic confirmation of receipt.

            (i)    If to SAOM, addressed to them at:

Sino-American Development Corporation
10900 Wilshire Boulevard, Suite 500
Los Angeles, CA 90024
Facsimile No. (310) 208-1154
Attn: Silas Phillips

           (ii)   If to the Stockholders, addressed to them at:

Sino-American Development Corporation
10900 Wilshire Boulevard, Suite 500
Los Angeles, CA 90024
Facsimile No. (310) 208-1154
Attn: Silas Phillis

              (iii)   If to Sino Holdings, addressed to:
1427 West Valley Boulevard, Suite 101
Alhambra, CA 91803
Attn: Fang Zhong, CEO

              (iv)  If to the Principals, addressed thereto at the address set forth on Schedule B.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 7.6 from time to time.

AGREEMENT AND PLAN OF REORGANIZATION

7.7  GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT MAY BE BROUGHT IN THE FEDERAL AND STATE COURTS IN AND OF THE STATE OF CALIFORNIA AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY SUCH COURTS.  THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SAID COURTS HAVE JURISDICTION OVER ANY SUCH DISPUTE OR CONTROVERSY, AND THAT THEY HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE IN THESE COURTS OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES.

7.8  Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

7.9  Reformation and Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, then it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, then such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.10  Remedies Cumulative.  No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

7.11  Specific Performance; Other Rights and Remedies.  Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law.  Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

AGREEMENT AND PLAN OF REORGANIZATION

7.12  Captions.  The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

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AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOAM:
SINO-AMERICAN DEVELOPMENT CORPORATION

By:          /s/ Fang Zhong
                                                                                       Fang Zhong
Principal Executive Officer

By:           /s/ Silas Phillips
Silas Phillips
President

SINO HOLDINGS:
SINO-AMERICAN HOLDINGS, INC.

By:          /s/ Fang Zhong
Fang Zhong
Principal Executive Officer

PRINCIPALS:                                                                        /s/ Fang Zhong
Fang Zhong

                                /s/ Hu Min
Hu Min

                                /s/ Fang Wei Jun
Fang Wei Jun

                                /s/ Fang Zhong
Fang Zhong as attorney-in-fact for
and on behalf of Fang Hui

AGREEMENT AND PLAN OF REORGANIZATION

STOCKHOLDERS:
/s/ Brian Weitman Brian Weitman	/s/ Erick E. Richardson Erick E. Richardson
/s/ Jason Cavalier Jason Cavalier	/s/ Nimish Patel Nimish Patel
/s/ Michael Cavalier Michael Cavalier	/s/ Erick Richardson, Sr. Erick Richardson, Sr.
/s/ Doug Croxall Doug Croxall	/s/ Gregory H. Suess Gregory H. Suess
/s/ Kevin Friedmann Kevin Friedmann	/s/ Jody R. Samuels Jody R. Samuels
/s/ Lonnie J. Williams Lonnie J. Williams	/s/ Mark Abdou Mark Abdou
/s/ Dan Estrin Dan Estrin
/s/ Ryan Hong Ryan Hong
/s/ Vintage Filings, LLC Vintage Filings, LLC
/s/ Steve Yakubov Steve Yakubov
/s/ Yossi Stern Yossi Stern
/s/ Addison Adams Addison Adams
/s/ Ramona Buchanan Ramona Buchanan
/s/ Sylvia Karayan Sylvia Karayan
/s/ Abdul Ladha Abdul Ladha

AGREEMENT AND PLAN OF REORGANIZATION

SCHEDULE A

STOCKHOLDERS

Name of Stockholder:	Shares of Sino Holdings Common Stock to be Cancelled	Shares of Sino Holdings Common Stock to be Transferred to Principals

Erick E. Richardson	407,872	815,607
Nimish Patel	55,077	110,135
Erick Richardson, Sr.	36,718	73,424
Gregory H. Suess	6,120	12,237
Jody R. Samuels	12,239	24,475
Mark Abdou	48,957	97,898
Dan Estrin	1,224	2,448
Ryan Hong	11,016	22,028
Vintage Filings, LLC	30,598	61,186
Steve Yakubov	15,299	30,593
Yossi Stern	15,299	30,593
Addison Adams	12,239	24,475
Ramona Buchanan	2,448	4,895
Sylvia Karayan	2,448	4,895
Abdul Ladha	6,120	12,237
Brian Weitman	9,179	18,356
Jason Cavalier	24,479	48,949
Michael Cavalier	12,239	24,475
Mick Cavalier	12,239	24,475
Doug Croxall	9,179	18,356
Kevin Friedmann	2,142	4,283
Lonnie J. Williams	2,448	4,895
TOTAL:	735,580	1,470,913

AGREEMENT AND PLAN OF REORGANIZATION

SCHEDULE B

PRINCIPALS

Name of Principal	Shares of Sino Holdings Common Stock to be Received From Stockholders
Fang Zhong	1,334,113
Hu Min	45,600
Fang Wei Jun	45,600
Fang Zhong as attorney-in-fact for and on behalf of Fang Hui	45,600
Total:	1,470,913

Address for Notice:

1427 West Valley Boulevard, Suite 101
Alhambra, California 91803

AGREEMENT AND PLAN OF REORGANIZATION